EXHIBIT 99.1

Jushi Holdings Inc. Reports Third Quarter 2024 Financial Results

Maintained Robust Gross Profit Margin of 45.4% Through Operational Efficiency and Strategic Growth in Key Markets

Net Loss of $16.0 million, compared to $20.6 million in Q3 2023

Adjusted EBITDA of $10.3 million increased 6.5% year-over-year

Continued generating positive cash flows from operations

BOCA RATON, Fla., Nov. 07, 2024 (GLOBE NEWSWIRE) -- Jushi Holdings Inc. (“Jushi” or the “Company”) (CSE: JUSH) (OTCQX: JUSHF), a vertically integrated, multi-state cannabis operator, is pleased to announce its financial results for the third quarter ended September 30, 2024 (“Q3 2024”). All financial information is unaudited and provided in U.S. dollars unless otherwise indicated and is prepared under U.S. Generally Accepted Accounting Principles (“GAAP”).

Third Quarter 2024 Financial Highlights

  Total revenue of $61.6 million
  Gross profit and gross profit margin of $28.0 million and 45.4%, respectively
  Net loss of $16.0 million
  Adjusted EBITDA1 and Adjusted EBITDA margin of $10.3 million and 16.8%, respectively
  Cash, cash equivalents, and restricted cash of $22.9 million as of quarter end
  Net cash flows provided by operations of $2.4 million

1 See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” below.

Third Quarter 2024 Company Highlights

  Maintained Jushi-branded product sales at 55% of total retail revenue in Q3 2024 throughout the Company’s five vertical markets, a 300-basis point improvement compared to 52% in Q3 2023.
  Strengthened capital structure with the reduction of total debt subject to scheduled repayments of approximately $19.7 million during the nine months ended September 30, 2024, including the refinancing of the Company’s first lien debt with SunStream Bancorp Inc. through the receipt of $48.5 million in secured term loans from a syndicate of lenders and approximately $4.3 million of cash on hand.
  Launched adult use sales in Ohio.
  Awarded a provisional medical and non-medical retail sales license in Ohio for its upcoming Beyond Hello™ dispensary in Springdale, which is expected to open in the first half of 2025 and will mark the Company’s second location in the state. The Company continues to make further progress on its retail expansion plans in Ohio, which is expected to increase its store count to up to eight locations across the state.
  Launched 278 new unique SKUs across the Company’s five vertical markets, including offerings across various categories such as flower, pre-rolls, edibles, and concentrates.

Post Quarter-End Developments

  Our President, Jon Barack, was given the additional title of Chief Revenue Officer, effective November 5, 2024 and will assume his additional role immediately. In this role, he will oversee our commercial channels and focus on enhancing product selection. This role will allow us to realize operating expense savings due to recent senior management changes and our commitment to maintain a streamlined leadership team.
  The Company entered into two definitive agreements to purchase assets in the state of Ohio. These agreements will ultimately increase the Company's footprint in Ohio with the addition of four dispensaries. The agreements are subject to regulatory approvals. The Company expects to transfer ownership of three of the dispensaries in the first half of 2025 with the fourth transfer of ownership in the back half of 2025.
  The Company also entered into a non-binding letter of intent to purchase an additional dispensary in Ohio (which could be the Company’s 7th dispensary in Ohio, including the four dispensaries under definitive agreements plus the two Company-owned stores). The purchase is subject to the execution of definitive agreements as well as regulatory approval.
  Jushi debuted Uncommon Kind, a new edibles brand featuring high-quality chews crafted with RSO, live resin, or live rosin concentrates.
  While relatively small to our total Employee Retention Credit ("ERC") claim, we recently received notice that two refund payments from the federal government on our $10 million ERC refund have been approved, and one of those has been received.

Management Commentary

“During the quarter, we have worked to improve our capital structure and financial flexibility by reducing our debt,” said Jim Cacioppo, Chief Executive Officer, Chairman, and Founder of Jushi. “We believe these initiatives have positioned us well to navigate the current macroeconomic climate, to focus on organic growth in key vertical markets such as Ohio, Pennsylvania, and Virginia, and to explore inorganic growth through opportunistic acquisitions.”

Mr. Cacioppo continued, “The efficiencies implemented across our grower-processor network have enhanced our product development pipeline, which is evidenced by the 278 new unique SKU’s we launched across our five vertical markets during the third quarter. These new SKU’s include offerings across various categories such as flower, pre-rolls, edibles, and concentrates. Following the quarter, we also debuted Uncommon Kind, a new edibles brand featuring high-quality chews crafted with RSO, live resin, or live rosin concentrate. We remain committed to finding new ways to provide our customers with greater value through enhanced product selection.”

Financial Results for the Third Quarter Ended September 30, 2024
($ in millions)

	Quarter Ended September 30, 2024	Quarter Ended September 30, 2023	% Change	Quarter Ended September 30, 2024	Quarter Ended June 30, 2024	% Change
Revenue, net	$61.6	$65.4	(5.8) %	$61.6	$64.6	(4.6) %
Gross profit	$28.0	$28.5	(1.8) %	$28.0	$32.6	(14.0) %
Operating expenses	$27.8	$25.7	8.3%	$27.8	$24.2	15.1%
Other income (expense)	$(7.2)	$(15.4)	(53.2) %	$(7.2)	$(1.0)	613.8%
Net loss	$(16.0)	$(20.6)	22.3%	$(16.0)	$(1.9)	(726.4) %
Adjusted EBITDA	$10.3	$9.7	6.5%	$10.3	$14.5	(28.5) %

Revenue in Q3 2024 decreased by $3.8 million to $61.6 million as compared to $65.4 million in Q3 2023. The year-over-year decrease in revenue can primarily be attributed to a decrease in retail revenue of $3.1 million due to:

  A decline in sales in Illinois of $2.0 million - the number of units sold decreased approximately 6%, and the average price per unit declined due to increased competition with competitors opening new stores in our markets;
  A decline in sales in Pennsylvania of $1.5 million and in Nevada of $1.0 million - the number of units sold decreased approximately 2% in Pennsylvania and approximately 8% in Nevada, and the average price per unit declined as we increased our use of promotions due to continued competition; and
  A decline in sales in Massachusetts of $0.7 million - while the number of units sold increased approximately 4%, the average price per unit declined due to market price compression and continued competition.

These declines were partially offset by an increase in sales in Virginia of $1.4 million primarily due to the opening of one new store in August 2023, and an increase in sales in Ohio of $1.1 million due to the transition to adult-use during Q3 2024. The Company ended the quarter with thirty-five operating dispensaries in seven states, as compared to thirty-four in seven states at the end of Q3 2023.

Wholesale revenue decreased $0.7 million year-over-year to $6.2 million in Q3 2024 as compared to $6.8 million in Q3 2023. The decrease is primarily attributable to a $0.8 million decline in wholesale revenue in Massachusetts and a $0.8 million decline in Pennsylvania, due to continued competition and limited availability of products available to third parties due to production issues, resulting in us prioritizing supplying our retail stores. These decreases were partially offset by wholesale revenue growth in Virginia of $0.6 million as the cultivation and processing facility in Virginia matured and had more product available for sale to third-parties.

Gross profit in Q3 2024 was $28.0 million, or 45.4% of revenue, compared to $28.5 million, or 43.6% of revenue in Q3 2023. The increase in gross profit margin was driven by continued efficiencies at our cultivation and processing facilities which have enabled us to reduce cost, partially offset by additional expenses in Ohio, including inventory write downs, as we ramp up our facilities in Ohio to support the transition to adult-use. In our retail channel, gross profit and gross profit margin declined as compared to Q3 2023 due to competition which resulted in increased utilization of sales promotions. Jushi branded product sales as a percentage of total retail revenue were 55% in Q3 2024 across the Company’s five vertical markets compared to 52% in Q3 2023.

Operating expenses for Q3 2024 were $27.8 million, compared to $25.7 million in Q3 2023, an increase of $2.1 million or 8.3% year-over-year. The increase was primarily due to (i) higher employee related expenses and (ii) depreciation and amortization expense primarily due to amortization of our business licenses which commenced during the second quarter of 2024 as we concluded that the Company's business licenses no longer have indefinite useful lives.

Other expense, net, included interest expense of $9.4 million and other expense, net of $0.5 million, which was partially offset by fair value gain on derivatives of $2.6 million.

Net loss for Q3 2024 was $16.0 million compared to $20.6 million in the prior year quarter.

Adjusted EBITDA1 in Q3 2024 was $10.3 million compared to $9.7 million in Q3 2023, representing an improvement of $0.6 million year-over-year.

1See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” below.

Balance Sheet and Liquidity

As of September 30, 2024, the Company had approximately $22.9 million of cash, cash equivalents and restricted cash. During the nine months ended September 30, 2024, the Company paid approximately $2.5 million in capital expenditures. As of September 30, 2024, the Company had approximately $1.9 million and $200.7 million in gross principal amount of short-term and long-term total debt, respectively, excluding leases and property, plant, and equipment financing obligations. Excluding the $21.5 million notes payable to Sammartino, as we currently have no obligation to repay these notes, the total debt balance subject to scheduled repayments after the post-quarter end payments was $181.1 million.

As of November 1, 2024, the Company’s issued and outstanding shares were 196,696,597 and its fully diluted shares outstanding were 332,255,906.

Use of Non-GAAP Financial Information
The Company believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. For further information regarding these non-GAAP measures, including the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, please refer to the “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” section of this press release.

Conference Call and Webcast Information

The Company will host a conference call and audio webcast for the third quarter ended September 30, 2024 at 4:30 p.m. ET today, Thursday, November 7, 2024.

Event:	Third Quarter 2024 Financial Results Conference Call
Date:	Thursday, November 7, 2024
Time:	4:30 p.m. Eastern Time
Live Call:	1-844-826-3033 (U.S. & Canada Toll-Free)
Conference ID:	10192492
Webcast:	Register

For interested individuals unable to join the conference call, a webcast of the call will be available for one month following the conference call and can be accessed via webcast on Jushi’s Investor Relations website.

About Jushi Holdings Inc.
We are a vertically integrated cannabis company led by an industry-leading management team. Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts, and competitive applications. Jushi strives to maximize shareholder value while delivering high-quality products across all levels of the cannabis ecosystem. For more information, visit jushico.com or our social media channels, Instagram, Facebook, X, and LinkedIn.

Forward-Looking Information and Statements
This press release may contain “forward-looking statements” and “forward‐looking information” within the meaning of applicable securities laws, including Canadian securities legislation and United States (“U.S.”) securities legislation (collectively, “forward-looking information”) which are based upon the Company’s current internal expectations, estimates, projections, assumptions and beliefs. All information, other than statements of historical facts, included in this report that address activities, events or developments that Jushi expects or anticipates will or may occur in the future constitutes forward‐looking information. Forward‐looking information is often identified by the words, “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions and includes, among others, information regarding: future business strategy; competitive strengths, goals, expansion and growth of Jushi’s business, operations and plans, including new revenue streams; roll out of new operations; the implementation by Jushi of certain product lines; implementation of certain research and development; the application for additional licenses and the grant of licenses that will be or have been applied for; the expansion or construction of certain facilities; the reduction in the number of our employees; the expansion into additional U.S. markets; any potential future legalization of adult use and/or medical marijuana under U.S. federal law; expectations of market size and growth in the U.S. and the states in which Jushi operates; expectations for other economic, business, regulatory and/or competitive factors related to Jushi or the cannabis industry generally; and other events or conditions that may occur in the future.

Readers are cautioned that forward‐looking information is not based on historical facts but instead is based on reasonable assumptions and estimates of the management of the Company at the time they were provided or made and such information involves known and unknown risks, uncertainties, including our ability to continue as a going concern, and other factors that may cause the actual results, level of activity, performance or achievements of the Company, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward‐looking information. Such factors include, among others: risks relating to U.S. regulatory landscape and enforcement related to cannabis, including political risks; risks relating to anti‐money laundering laws and regulation; other governmental and environmental regulation; public opinion and perception of the cannabis industry; risks related to the economy generally; risks related to inflation, the rising cost of capital, and stock market instability; risks relating to pandemics and forces of nature; risks related to contracts with third party service providers; risks related to the enforceability of contracts; the limited operating history of Jushi; Jushi’s history of operating losses and negative operating cash flows; reliance on the expertise and judgment of senior management of Jushi; risks inherent in an agricultural business; risks related to co‐investment with parties with different interests to the Company; risks related to proprietary intellectual property and potential infringement by third parties; risks relating to the management of growth; costs associated with Jushi being a publicly-traded company and a U.S. and Canadian filer; increasing competition in the industry; risks associated with cannabis products manufactured for human consumption including potential product recalls; reliance on key inputs, suppliers and skilled labor; reliance on manufacturers and contractors; risks of supply shortages or supply chain disruptions; cybersecurity risks; constraints on marketing products; fraudulent activity by employees, contractors and consultants; tax and insurance related risks; risk of litigation; conflicts of interest; risks relating to certain remedies being limited and the difficulty of enforcing judgments and effecting service outside of Canada; risks related to completed, pending or future acquisitions or dispositions, including potential future impairment of goodwill or intangibles acquired and/or post-closing disputes; sales of a significant amount of shares by existing shareholders; the limited market for securities of the Company; risks related to the continued performance of existing operations in California, Illinois, Massachusetts, Nevada, Ohio, Pennsylvania, and Virginia; risks related to the anticipated openings of additional dispensaries or relocation of existing dispensaries; risks relating to the expansion and optimization of the cultivation and/or processing facilities in Massachusetts, Nevada, Ohio, Pennsylvania and Virginia; risks related to opening new facilities, which is subject to licensing approval; limited research and data relating to cannabis; risks related to challenges from governmental authorities with respect to the Company's tax credits; potential changes in federal policy and at regulatory agencies as a result of the upcoming United States 2024 presidential election; and risks related to the Company’s critical accounting policies and estimates. Refer to Part I - Item 1A. Risk Factors in the Company's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on April 1, 2024 for more information.

Although Jushi has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such forward‐looking information will prove to be accurate as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on the forward‐looking information contained in this press release or other forward-looking statements made by Jushi. Forward‐looking information is provided and made as of the date of this press release and Jushi does not undertake any obligation to revise or update any forward‐looking information or statements other than as required by applicable law.

Unless the context requires otherwise, references in this press release to “Jushi,” “Company,” “we,” “us” and “our” refer to Jushi Holdings Inc. and our subsidiaries.

For further information, please contact:

Investor Relations
561-617-9100
investors@jushico.com

JUSHI HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (In thousands of U.S. dollars, except share and per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(unaudited)		(unaudited)
REVENUE, NET	$61,611	$65,377	$191,665	$201,675
COST OF GOODS SOLD	(33,612)	(36,863)	(98,770)	(112,666)
GROSS PROFIT	27,999	28,514	92,895	89,009

OPERATING EXPENSES	27,819	25,688	80,192	85,294

INCOME FROM OPERATIONS	180	2,826	12,703	3,715

OTHER INCOME (EXPENSE):
Interest expense, net	(9,382)	(9,345)	(27,997)	(27,655)
Fair value gain (loss) on derivatives	2,628	(7,460)	2,840	1,660
Other, net	(477)	1,368	4,186	1,887
Total other income (expense), net	(7,231)	(15,437)	(20,971)	(24,108)

LOSS BEFORE INCOME TAX	(7,051)	(12,611)	(8,268)	(20,393)
Income tax expense	(8,965)	(8,011)	(28,041)	(26,705)
NET LOSS AND COMPREHENSIVE LOSS	$(16,016)	$(20,622)	$(36,309)	$(47,098)

LOSS PER SHARE - BASIC AND DILUTED	$(0.08)	$(0.11)	$(0.19)	$(0.24)
Weighted average shares outstanding - basic and diluted	195,165,913	195,128,096	195,145,417	194,649,053

JUSHI HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands of U.S. dollars, except share amounts)
	September 30, 2024 (unaudited)	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,741	$26,027
Restricted cash - current	—	3,128
Accounts receivable, net	2,311	3,380
Inventory, net	41,359	33,586
Prepaid expenses and other current assets	17,124	15,514
Total current assets	81,535	81,635
NON-CURRENT ASSETS:
Property, plant and equipment, net	145,418	159,268
Right-of-use assets - finance leases	60,263	63,107
Other intangible assets, net	91,915	95,967
Goodwill	30,910	30,910
Other non-current assets	30,135	30,358
Restricted cash - non-current	2,150	2,150
Total non-current assets	360,791	381,760
Total assets	$442,326	$463,395

LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$20,112	$15,383
Accrued expenses and other current liabilities	35,769	44,070
Income tax payable	2,660	5,190
Debt, net - current portion (including related party principal amounts of $400 and $3,298 as of September 30, 2024 and December 31, 2023, respectively)	1,781	86,514
Finance lease obligations - current	9,305	8,885
Derivative liabilities - current	156	2,418
Total current liabilities	69,783	162,460
NON-CURRENT LIABILITIES:
Debt, net - non-current (including related party principal amounts of $36,501 and $19,788 as of September 30, 2024 and December 31, 2023, respectively)	183,710	126,041
Finance lease obligations - non-current	51,994	52,839
Derivative liabilities - non-current	6,407	220
Unrecognized tax benefits	136,088	100,343
Other liabilities - non-current	33,030	29,111
Total non-current liabilities	411,229	308,554
Total liabilities	481,012	471,014
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT):
Common stock, no par value: authorized shares - unlimited; issued and outstanding shares - 196,696,597 and 196,631,598 Subordinate Voting Shares as of September 30, 2024 and December 31, 2023, respectively	—	—
Paid-in capital	507,467	503,612
Accumulated deficit	(546,153)	(509,844)
Total Jushi shareholders' deficit	(38,686)	(6,232)
Non-controlling interests	—	(1,387)
Total deficit	(38,686)	(7,619)
Total liabilities and equity (deficit)	$442,326	$463,395

JUSHI HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands of U.S. dollars)
	Nine Months Ended September 30,
	2024	2023
	(unaudited)
Net cash flows provided by (used in) operating activities	$14,415	$(7,827)
Net cash flows provided by (used in) investing activities	189	(6,064)
Net cash flows (used in) provided by financing activities	(23,018)	17,214
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$(8,414)	$3,323
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$31,305	$27,146
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$22,891	$30,469

JUSHI HOLDINGS INC.
UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
and CALCULATION OF ADJUSTED EBITDA MARGIN

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

In addition to providing financial measurements based on GAAP, we provide additional financial metrics that are not prepared in accordance with GAAP. We use non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. These non-GAAP financial measures are EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin (each as defined below). We believe that these non-GAAP financial measures reflect our ongoing business by excluding the effects of expenses that are not reflective of our operating business performance and allow for meaningful comparisons and analysis of trends in our business. These non-GAAP financial measures also facilitate comparing financial results across accounting periods and to those of peer companies. As there are no standardized methods of calculating these non-GAAP measures, our methods may differ from those used by others, and accordingly, the use of these measures may not be directly comparable to similar measures used by others, thus limiting their usefulness. Accordingly, these non-GAAP measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are financial measures that are not defined under GAAP. We define EBITDA as net income (loss), or “earnings”, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA before: (i) non-cash share-based compensation expense; (ii) inventory-related adjustments; (iii) fair value changes in derivatives; (iv) other (income)/expense items; (v) transaction costs; (vi) asset impairment; (vii) gain/loss on debt extinguishment; and (viii) start-up costs. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue. These financial measures are metrics that have been adjusted from the GAAP net income (loss) measure in an effort to provide readers with a normalized metric in making comparisons more meaningful across the cannabis industry, as well as to remove non-recurring, irregular and one-time items that may otherwise distort the GAAP net income measure. Other companies in our industry may calculate this measure differently, limiting their usefulness as comparative measures.

Unaudited Reconciliation of Net Loss to Adjusted EBITDA
(In thousands of U.S. Dollars)

	Three Months Ended September 30, 2024	Three Months Ended June 30, 2024	Three Months Ended September 30, 2023
NET LOSS	$(16,016)	$(1,938)	$(20,622)
Income tax expense	8,965	9,329	8,011
Interest expense, net	9,382	9,071	9,345
Depreciation and amortization (1)	7,768	7,377	5,816
EBITDA (Non-GAAP)	10,099	23,839	2,550
Non-cash share-based compensation	1,082	347	1,056
Fair value changes in derivatives	(2,628)	(5,312)	7,460
Gain on deconsolidation of Jushi Europe	—	(1,896)	—
Tangible long-lived asset impairment	275	157	—
Other (income) expense, net (2)	756	(2,657)	(1,356)
Loss on debt extinguishment	761	—	—
Adjusted EBITDA (Non-GAAP)	$10,345	$14,478	$9,710

(1) Includes amounts that are included in cost of goods sold and in operating expenses.
(2) Includes: (i) remeasurement of contingent consideration related to acquisitions; (ii) losses (gains) on legal settlements; (iii) losses (gains) on lease terminations; (iv) losses (gains) on asset disposals; and (v) severance costs.

Calculation of Adjusted EBITDA Margin
(In thousands of U.S. Dollars, unless otherwise stated)

	Three Months Ended September 30, 2024	Three Months Ended June 30, 2024	Three Months Ended September 30, 2023
Total revenue, net	$61,611	$64,595	$65,377
Adjusted EBITDA (Non-GAAP)	$10,345	$14,478	$9,710
Adjusted EBITDA Margin (Non-GAAP)	16.8%	22.4%	14.9%